Debt Resolution Agreement

TetriDyn Solutions, Inc. (the “Company”) had amounts due to David W. Hempstead (a shareholder) for funds loaned to the Company and for Company expenditures covered by Mr. Hempstead. The balances due to Mr. Hempstead at April 20, 2007 was $77,750.85. The notes payable bear interest at 6% per annum, resulting in the Company owing Mr. Hempstead an additional $6,329.36 in accrued interest.

On April 20, 2007, the Company offered and Mr. Hempstead accepted an agreement for the Company to pay the debt to Mr. Hempstead in the Company’s common stock, based on the fair value at closing that day. On April 20, 2007, the Company’s common stock closed at $0.20 per share. As a result, the Company will issue 420,401 shares of common stock for the cancellation of the debt to Mr. Hempstead.

Both of the above parties indicate their concurrence with the above agreement by signing below.

/s/ David W. Hempstead_______________

David W. Hempstead

/s/ Orville J. Hendrickson______________

Orville J. Hendrickson, Director

/s/ Larry J. Ybarrondo__________________

Larry J. Ybarrondo, Director

1651 Alvin Ricken Drive, Pocatello, Idaho 83201 (208) 232-4200